Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-215274 on Form S-11 of our report dated March 30, 2018, relating to the consolidated financial statements and financial statement schedule of Cole Credit Property Trust V, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Credit Property Trust V, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
April 17, 2018